Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ChargePoint Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ChargePoint, Inc. and its subsidiaries (the “Company”) as of January 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholder’s deficit and of cash flows for each of the three years in the period ended January 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and January 31, 2020, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 31, 2021, except for the effects of the reverse recapitalization described in Note 1 to the consolidated financial statements, as to which the date is July 2, 2021

We have served as the Company’s auditor since 2016.

ChargePoint, Inc.

Consolidated Balance Sheets

January 31, 2021 and 2020

(in thousands, except share and per share data)

	January 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$145,491	$72,753
Restricted cash	400	400
Short-term investments	—	47,037
Accounts receivable, net of allowance of $2,000 as of January 31, 2021 and 2020	35,075	38,488
Inventories	33,592	25,419
Prepaid expenses and other current assets	12,074	7,221

Total current assets	226,632	191,318
Property and equipment, net	29,988	27,941
Operating lease right-of-use assets	21,817	10,269
Goodwill	1,215	1,215
Other assets	10,468	3,448

Total assets	$290,120	$234,191

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,784	$19,631
Accrued and other current liabilities	47,162	37,659
Deferred revenue	40,934	39,408
Debt, current	10,208	—

Total current liabilities	118,088	96,698
Deferred revenue, noncurrent	48,896	33,266
Debt, noncurrent	24,686	34,261
Operating lease liabilities	22,459	8,230
Redeemable convertible preferred stock warrant liability	75,843	2,718
Other long-term liabilities	972	798

Total liabilities	290,944	175,971

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock: $0.0001 par value; 185,180,248 and 162,829,195 shares authorized as of January 31, 2021 and 2020, respectively; 182,934,257 and 160,583,203 shares issued and outstanding as of January 31, 2021 and 2020, respectively (liquidation value: $693,548 and $563,753 as of January 31, 2021 and 2020, respectively)	615,697	520,241
Stockholders’ deficit:
Common stock: $0.0001 par value; 299,771,284 and 240,180,600 shares authorized as of January 31, 2021 and 2020, respectively; 22,961,032 and 11,918,418 shares issued and outstanding as of January 31, 2021 and 2020, respectively	2	1
Additional paid-in capital	62,736	20,331
Accumulated other comprehensive income	155	37
Accumulated deficit	(679,414)	(482,390)

Total stockholders’ deficit	(616,521)	(462,021)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$290,120	$234,191

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc. Consolidated

Statements of Operations

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share and per share data)

	Year Ended January 31,
	2021	2020	2019
Revenue
Networked charging systems	$91,893	$101,012	$61,338
Subscriptions	40,563	28,930	22,504
Other	14,034	14,573	8,188

Total revenue	146,490	144,515	92,030
Cost of revenue
Networked charging systems	87,083	105,940	59,928
Subscriptions	20,385	16,244	10,441
Other	6,073	4,289	2,157

Total cost of revenue	113,541	126,473	72,526

Gross profit	32,949	18,042	19,504

Operating expenses
Research and development	75,017	69,464	50,510
Sales and marketing	53,002	56,997	56,411
General and administrative	25,922	23,945	17,870

Total operating expenses	153,941	150,406	124,791

Loss from operations	(120,992)	(132,364)	(105,287)
Interest income	315	3,245	1,402
Interest expense	(3,253)	(3,544)	(3,690)
Change in fair value of redeemable convertible preferred stock warrant liability	(73,125)	(875)	(388)
Other income (expense), net	229	(565)	(5)

Net loss before income taxes	$(196,826)	$(134,103)	$(107,968)

Provision for income taxes	198	224	119

Net loss	$(197,024)	$(134,327)	$(108,087)

Accretion of beneficial conversion feature of redeemable convertible preferred stock	(60,377)	—	—
Cumulative undeclared dividends on redeemable convertible preferred stock	(16,799)	—	—

Net loss attributable to common stockholders	$(274,200)	$(134,327)	$(108,087)

Net loss per share attributable to common stockholders, basic and diluted	$(18.14)	$(15.10)	$(24.89)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,116,763	8,893,787	4,342,517

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Comprehensive Loss

Years Ended January 31, 2021, 2020, and 2019

(in thousands)

	Year Ended January 31,
	2021	2020	2019
Net loss	$(197,024)	$(134,327)	$(108,087)
Other comprehensive income (loss):
Foreign currency translation adjustment	141	131	(106)
Available-for-sale short-term investments:
Unrealized gain, net of tax	—	23	—
Reclassification to net income, net of tax	(23)	—	—

Other comprehensive income (loss)	118	154	(106)

Comprehensive loss	$(196,906)	$(134,173)	$(108,193)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share data)

	Redeemable					Accumulated
	Convertible				Additional	Other		Total
	Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balances as of January 31, 2018	118,428,814	$290,316	2,436,734	$—	$10,463	$(11)	$(242,165)	$(231,713)

Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $8.4 million	39,519,739	215,169	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with Series H redeemable convertible preferred stock	—	—	—	—	1,454	—	—	1,454
Issuance of common stock upon exercise of vested stock options	—	—	3,794,964	1	1,366	—	—	1,367
Issuance of common stock upon early exercise of stock options	—	—	58,971	—	—	—	—	—
Issuance of restricted common stock	—	—	797,280	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	4	—	—	4
Stock-based compensation	—	—	—	—	1,706	—	—	1,706
Net loss	—	—	—	—	—	—	(108,087)	(108,087)
Other comprehensive loss	—	—	—	—	—	(106)	—	(106)

Balances as of January 31, 2019	157,948,553	$505,485	7,087,949	$1	$14,993	$(117)	$(350,252)	$(335,375)

Effect of adoption of ASC 340	—	—	—	—	—	—	2,189	2,189
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $0.1 million	2,634,650	14,756	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with
Series H redeemable convertible preferred stock	—	—	—	—	185	—	—	185
Issuance of common stock upon exercise of vested stock options	—	—	4,795,588	—	2,201	—	—	2,201

The accompanying notes are an integral part of these consolidated financial statements.

	Redeemable					Accumulated
	Convertible				Additional	Other		Total
	Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Issuance of common stock related to early exercise of stock options	—	$—	34,881	$—	$—	$—	$—	$—
Vesting of early exercised stock options	—	—	—	—	15	—	—	15
Stock-based compensation	—	—	—	—	2,937	—	—	2,937
Net loss	—	—	—	—	—	—	(134,327)	(134,327)
Other comprehensive income	—	—	—	—	—	154	—	154

Balances as of January 31, 2020	160,583,203	$520,241	11,918,418	$1	$20,331	$37	$(482,390)	$(462,021)

Issuance of redeemable convertible preferred stock and common warrants, net of issuance costs of $0.2 million	22,351,054	95,456	—	—	—	—	—	—
Issuance of common stock warrants in connection with Series H-1 redeemable convertible preferred stock	—	—	—	—	31,547	—	—	31,547
Beneficial conversion feature in connection with Series H-1 redeemable preferred stock	—	(60,377)	—	—	60,377	—	—	60,377
Accretion of beneficial conversion feature in connection with Series H-1 redeemable preferred stock	—	60,377	—	—	(60,377)	—	—	(60,377)
Issuance of common stock upon exercise of vested stock options	—	—	10,363,603	1	5,643	—	—	5,644
Issuance of common stock related to early exercise of stock options	—	—	679,011	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	268	—	—	268
Stock-based compensation	—	—	—	—	4,947	—	—	4,947
Net loss	—	—	—	—	—	—	(197,024)	(197,024)
Other comprehensive income	—	—	—	—	—	118	—	118

Balances as of January 31, 2021	182,934,257	$615,697	22,961,032	$2	$62,736	$155	$(679,414)	$(616,521)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc. Consolidated

Statements of Cash Flows

Years Ended January 31, 2021, 2020, and 2019

(in thousands)

	Year Ended January 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(197,024)	$(134,327)	$(108,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,083	7,698	4,086
Non-cash operating lease cost	3,762	3,121	—
Stock-based compensation	4,947	2,937	1,706
Amortization of deferred contract acquisition costs	1,206	675	—
Change in fair value of redeemable convertible preferred stock warrant liability	73,125	875	388
Inventory reserves	1,412	1,425	1,089
Other	446	589	1,822
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	3,292	(8,702)	(2,735)
Inventories	(9,585)	(1,472)	(19,457)
Prepaid expenses and other assets	(8,914)	(2,961)	(1,760)
Operating lease liabilities	(2,815)	(1,181)	—
Accounts payable	(493)	15,704	(1,120)
Accrued and other liabilities	11,556	93	10,802
Deferred revenue	17,156	27,590	12,720

Net cash used in operating activities	(91,846)	(87,936)	(100,546)

Cash flows from investing activities
Purchases of property and equipment	(11,484)	(14,885)	(14,822)
Purchases of investments	—	(179,514)	—
Maturities of investments	47,014	132,500	—
Cash paid for acquisition, net of cash acquired	—	—	(1,475)

Net cash provided by (used in) investing activities	35,530	(61,899)	(16,297)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	95,456	14,756	215,168
Proceeds from issuance of common stock warrants	31,547	185	1,454
Proceeds from issuance of debt, net of issuance costs	—	—	33,988
Payments of deferred offering costs	(4,003)	—	—
Repayment of debt	—	—	(18,182)
Proceeds from exercises of vested and unvested stock options	5,913	2,217	1,370

Net cash provided by financing activities	128,913	17,158	233,798

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	141	132	(101)
Net increase (decrease) in cash, cash equivalents, and restricted cash	72,738	(132,545)	116,854
Cash, cash equivalents, and restricted cash at beginning of period	73,153	205,698	88,844

Cash, cash equivalents, and restricted cash at end of period	$145,891	$73,153	$205,698

Supplementary cash flow information
Cash paid for interest	$2,801	$3,414	$2,583
Cash paid for taxes	$172	$153	$117
Supplementary cash flow information on non-cash investing and financing activities
Accretion of beneficial conversion feature of redeemable convertible preferred stock	$60,377	$—	$—
Deferred transaction costs not yet paid	$1,685	$—	$—
Right-of-use assets obtained in exchange for lease liabilities	$2,118	$2,906	$—
Right-of-use asset remeasurement subsequent to lease extension	$12,867	$—	$—
Acquisitions of property and equipment included in accounts payable and accrued and other current liabilities	$647	$1,287	$—
Vesting of early exercised stock options	$268	$15	$4

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

ChargePoint, Inc. (“ChargePoint” or the “Company,” “it,” “its”) designs, develops, and markets networked electric vehicle (“EV”) charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate, and transact charging sessions for EVs. As part of its networked charging systems, subscriptions, and other offerings, the Company provides an open platform that integrates with system hardware from multiple manufacturers, connecting systems over an intelligent network that provides real-time information about charging systems. This network provides multiple web-based portals for charging system owners, fleet managers, drivers, and utilities.

On September 23, 2020, the Company entered into a merger agreement (the “Merger Agreement”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback was to merge with the Company (collectively with the other transactions described in the Merger Agreement, the “Merger”). As a result of the proposed Merger, Switchback was to be renamed to ChargePoint Holdings, Inc.

On February 26, 2021 (the “Closing Date”), ChargePoint Holdings, Inc. consummated the Merger by and among Switchback, Lightning Merger Sub Inc., a subsidiary of the Company (“Merger Sub”), and ChargePoint. At the Closing, Merger Sub merged with and into ChargePoint, with ChargePoint surviving the Merger as a wholly owned subsidiary of ChargePoint Holdings, Inc.

In addition, as part of the Merger, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (“PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225,000,000.

On February 26, 2021, upon consummation of the Merger, eligible ChargePoint equity holders, including holders of ChargePoint’s redeemable convertible preferred stock which converted into shares of common stock immediately prior to the closing of the Merger, received or have the right to receive shares of common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 0.9966 as defined in the Merger Agreement (“Exchange Ratio”). The Merger is accounted for as a reverse recapitalization under U.S. GAAP. For accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of ChargePoint with the Merger treated as the equivalent of ChargePoint issuing stock for the net assets of Switchback, accompanied by a recapitalization. Accordingly, all periods prior to the Merger for the reported share and per share amounts have been retrospectively adjusted using the Exchange Ratio to effect the reverse recapitalization. See Note 18 for more information.

The Company’s fiscal year ends on January 31. References to fiscal years 2021, 2020, and 2019 relate to the fiscal years ended January 31, 2021, January 31, 2020, and January 31, 2019, respectively.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company’s consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the Company has been engaged in developing its product offerings, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of January 31, 2021, the Company had an accumulated deficit of $679.4 million.

The Company has funded its operations primarily with proceeds from the issuance of redeemable cash proceeds of $127.0 million, net of issuance costs of $0.2 million in July and August 2020 through the issuance of 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants. The Company had cash, cash equivalents, and restricted cash of $145.9 million as of January 31, 2021. In February 2021, the Company received cash proceeds of $484.1 million from the Merger. As of March 31, 2021, the date on which these consolidated financial statements were available to be issued, the Company believes that its cash on hand as of January 31, 2021 and the proceeds from the Merger, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months following the issuance of the consolidated financial statements.

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near- and long-term future capital requirements will depend on, many factors, including its growth rate, subscription renewal activity, the timing and extent of spending to support its infrastructure and research and development efforts, the expansion of sales and marketing activities, the timing of new introductions of products or features, the continuing market adoption of its networked charging systems platform, and the overall market acceptance of EVs. The Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights, although it has no agreements or commitments to complete any material transactions as of March 31, 2021, the date on which these consolidated financial statements were available to be issued. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors, including market penetration, the introduction of new products, and potential acquisitions of related businesses or technology. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining standalone selling price for performance obligations in contracts with customers, the estimated expected benefit period for deferred contract acquisition costs, allowances for doubtful accounts, inventory reserves, the useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the value of common stock and other assumptions used to measure stock-based compensation, and the valuation of deferred income tax assets and uncertain tax positions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held in domestic and foreign cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits. Short-term investments consist of U.S. treasury bills that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.

Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Concentration of credit risk with respect to trade accounts receivable is considered to be limited due to the diversity of the Company’s customer base and geographic sales areas. As of January 31, 2021, one customer individually accounted for 16% of accounts receivable, net. As of January 31, 2020, there were no customers that accounted for 10% or more of accounts receivable, net. For the years ended January 31, 2021, 2020, and 2019 there were no customers that represented 10% or more of total revenue.

The Company’s revenue is concentrated in the infrastructure needed for charging EVs, an industry which is highly competitive and rapidly changing. Significant technological changes within the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has temporarily closed its headquarters and most of its other offices, enabled its employees and contractors to work remotely, implemented travel restrictions, implemented cost cutting measures, and shifted Company events and meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and represent a significant disruption in how it operates its business. The operations of the Company’s partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global infrastructure spending, which could adversely affect demand for the Company’s platform. Further, the COVID-19 pandemic has caused the Company to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of its direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from the Company’s paying customers, cause some of its paying customers to go out of business, and affect contraction or attrition rates of its paying customers, all of which could adversely affect the Company’s business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future.

While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment because its CODM, who is its Chief Executive Officer, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the consolidated unit level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents may be invested in money market funds. Cash and cash equivalents are carried at cost, which approximates their fair value.

Restricted cash of $0.4 million as of January 31, 2021 and 2020 and $0.5 million as of January 31, 2019 relates to cash deposits restricted under letters of credit issued in support of customer agreements.

The reconciliation of cash, cash equivalents, and restricted cash to amounts presented in the consolidated statements of cash flows were as follows:

	January 31,
	2021	2020	2019
		(in thousands)
Cash and cash equivalents	$145,491	$72,753	$205,238
Restricted cash	400	400	460

Total cash, cash equivalents, and restricted cash	$145,891	$73,153	$205,698

Short-term Investments

The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The Company’s short-term investments consist of U.S. treasury bills and are classified as available for sale and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). For short-term investments sold prior to maturity, the cost of investments sold is based on the specific identification method. Realized gains and losses on the sale of short-term investments are recorded in other income (expense), net in the consolidated statements of operations.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of operations and consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables are further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, macroeconomic conditions, significant one-time events, and historical experience. When the Company determines that there are accounts receivable that are uncollectible, they are written off against the allowance for doubtful accounts. The change in the allowance for doubtful accounts for the years ended January 31, 2021, 2020, and 2019 was as follows:

	Beginning Balance	Additions Charged To Expense	Write-offs	Ending Balance
		(in thousands)
Year ended January 31, 2021
Allowance for doubtful accounts	$2,000	$121	$(121)	$2,000
Year ended January 31, 2020
Allowance for doubtful accounts	$3,124	$339	$(1,463)	$2,000
Year ended January 31, 2019
Allowance for doubtful accounts	$1,316	$1,812	$(4)	$3,124

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. The Company analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. The write-down is measured as the difference between the cost of the inventories and net realizable value and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Useful Lives
Furniture and fixtures	3 to 5 years
Computers and software	3 to 5 years
Machinery and equipment	3 to 5 years
Tooling	3 to 5 years
Leasehold improvements	Shorter of the estimated lease term or useful life
Owned and operated systems	5 to 7 years

Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

ChargePoint-as-a-Service (“CPaaS”) combines the customer’s use of the Company’s owned and operated systems with Cloud subscription software (“Cloud”) and the Company’s Assure program (“Assure”) into a single subscription. When CPaaS contracts contain a lease, the underlying asset is carried at its carrying value within property and equipment, net on the consolidated balance sheets.

Internal-Use Software Development Costs

The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized internal-use software development costs are included in property and equipment and are amortized on a straight- line basis over their estimated useful lives once it is ready for its intended use. Amortization of capitalized internal-use software development costs is included within cost of revenue for networked charging systems and subscriptions, research and development expense, sales and marketing expense, and general and administrative expense based on the use of the software. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. As of January 31, 2021 and 2020, capitalized costs have not been material.

Leases

On February 1, 2019, the Company early adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), using the modified retrospective approach with no adjustment to comparative periods.

Lessee

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion, included within accrued and other current liabilities on the Company’s consolidated balance sheets, and a noncurrent portion included within operating lease liabilities on the Company’s consolidated balance sheets. The Company does not have material finance leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the asset until the lease commencement date.

The Company’s lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in ASC 842 occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company’s lease contracts often include lease and non-lease components. The Company has elected the practical expedient offered by the standard to not separate the lease from non-lease components and accounts for them as a single lease component.

The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward its historical lease classification, its assessment on whether a contract is or contains a lease, and its initial direct costs for any leases that existed prior to adoption of the new standard. The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Lessor

The Company leases networked charging systems to customers within certain CPaaS contracts. The leasing arrangements the Company enters into with lessees are operating leases, and as a result, the underlying asset is carried at its carrying value as owned and operated systems within property and equipment, net on the consolidated balance sheets. Adoption of ASC 842 did not have a material impact on the Company’s accounting as a lessor.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets or asset groups for impairment whenever events indicate that the carrying amount of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amounts of an asset or an asset group to the estimated future undiscounted cash flows which the asset or asset group is expected to generate. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended January 31, 2021, 2020, and 2019.

Business Combinations

The total purchase consideration for an acquisition is measured as the fair value of the assets transferred, equity instruments issued, and liabilities assumed at the acquisition date. Costs that are directly attributable to the acquisition are expensed as incurred and included in general and administrative expense in the Company’s consolidated statements of operations. Identifiable assets (including intangible assets), liabilities assumed (including contingent liabilities), and noncontrolling interests in an acquisition are measured initially at their fair values at the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration and any noncontrolling interests is in excess of the net fair value of the identifiable assets acquired and the liabilities assumed. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, cost of capital, future cash flows, and discount rates. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. The Company includes the results of operations of the acquired business in the consolidated financial statements beginning on the acquisition date.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, in the second quarter, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As of January 31, 2021 and 2020, the Company had a single operating segment and reporting unit structure. As part of the annual goodwill impairment test performed in the second quarter, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of the qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test will be required. If the Company has determined it necessary to perform a quantitative impairment assessment, the Company will compare the fair value of the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the total amount of goodwill of the reporting unit. The carrying value of goodwill was $1.2 million as of January 31, 2021 and 2020, and no goodwill impairment has been recognized to date.

Fair Value of Financial Instruments

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

•	(Level 1) — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•	(Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and

•	(Level 3) — Inputs that are unobservable for the asset or liability.

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

The carrying values of the Company’s cash equivalents, short-term investments, accounts receivable, net, accounts payable, and accrued and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s Series B, D, and E redeemable convertible preferred stock are classified as liabilities as the underlying redeemable convertible preferred stock is considered redeemable and may require the Company to transfer assets upon exercise. Redeemable convertible preferred stock warrants are recorded within noncurrent liabilities on the consolidated balance sheets. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating proceeds received and issuance costs incurred between the instruments issued based on their relative fair value.

Revenue Recognition

On February 1, 2019, the Company early adopted ASU No. 2014-09. Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which were not completed as of that date. During the fiscal years ended January 31, 2021 and January 31, 2020, the Company recognized revenue using the following five-step model as prescribed by ASC 606:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Significant judgment and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations and the appropriate timing of revenue recognition. The Company enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products or services, the Company evaluates whether the individual products or services qualify as distinct performance obligations. In its assessment of whether products or services are a distinct performance obligation, the Company determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires the Company to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how each is provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third-parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach.

The Company usually bills its customers at the onset of the arrangement for both the products and a predetermined period of time for services. Contracts for services typically range from annual to multi-year agreements with typical payment terms of 30 to 90 days.

Networked charging systems revenue

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure. The Company recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions revenue

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue, which combines the customer’s use of the Company’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of the Company’s owned and operated systems unless the location allows the Company to receive incremental economic benefit from regulatory credits earned on that owned and operated system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as the Company has a stand-ready obligation to deliver such services to the customer.

Other revenue

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by the Company, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by ChargePoint customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as the Company has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Revenue Recognition (ASC 605)

During the fiscal year ended January 31, 2019, the Company recognized revenue under ASC Topic 605, Revenue Recognition (“ASC 605”) when persuasive evidence of an arrangement existed, delivery had occurred, the fee was fixed or determinable, and collectability was probable. Revenue for this period was generally recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

When a sales arrangement contained multiple elements, the Company first determined whether the delivered items qualify as separate units of accounting. A delivered item qualified as a separate unit of accounting when it had value to the customer on a standalone basis and when an arrangement included a general right of return relative to the delivered item, delivery, or performance of any undelivered items was considered probable or substantially in control of the Company. The Company then allocated revenue to each separate unit of accounting based on the relative selling price method and using the established selling price hierarchy. The selling price for a unit of accounting was based on its vendor specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”) if VSOE was not available, or best estimate of selling price (“ESP”) if neither VSOE nor TPE was available. The Company generally utilized ESP.

The objective of ESP was to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. ESP was generally used for new or highly customized offerings and solutions or offerings not priced within a narrow range, and it applied to a large proportion of the Company’s arrangements with multiple deliverables.

The process for determining ESP requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Lessor Revenue

The leasing arrangements the Company enters into with lessees are operating leases. The Company recognizes operating lease revenue on a straight-line basis over the lease term and expenses deferred initial direct costs on the same basis.

Operating lease revenue is classified as subscriptions revenue in the Company’s consolidated statements of operations. Operating lease revenue and the future maturities of lease payments from lessees was not material to the consolidated financial statements for all periods presented.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. The Company’s Assure, Cloud, and CPaaS subscription terms typically range from one to five years. Revenue expected to be recognized from remaining performance obligations was $101.8 million as of January 31, 2021, of which 43% is expected to be recognized over the next twelve months and the remainder thereafter.

Deferred Revenue

Deferred revenue represents billings or payments received in advance of revenue recognition and is recognized in revenue upon transfer of control. Balances consist primarily of software subscription services and extended Assure maintenance services not yet provided as of the balance sheet date. Contract assets, which represent services provided or products transferred to customers in advance of the date the Company has a right to invoice, are netted against deferred revenue on a customer-by-customer basis. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue with the remainder recorded as deferred revenue, noncurrent on the consolidated balance sheets. Total deferred revenue was $89.8 million and $72.7 million as of January 31, 2021 and 2020, respectively. The Company recognized $39.4 million, $25.5 million, and $16.0 million of revenue during the years ended January 31, 2021, 2020, and 2019, respectively, that was included in the deferred revenue balance at the beginning of the respective period.

Cost of Revenue

Cost of networked charging systems revenue includes the material costs for parts and manufacturing costs for the hardware products, compensation, including salaries and related personnel expenses, including stock- based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software development costs, and allocated overhead costs. Costs for shipping and handling are recorded in cost of revenue as incurred.

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support the Company’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated overhead costs, and support costs to manage the systems and helpdesk services for drivers and site hosts.

Cost of other revenue includes costs for the Company’s owned and operated charging sites, as well as costs of environmental and professional services.

Costs to Obtain a Customer Contract

Sales commissions are considered incremental and recoverable costs of acquiring customer contracts. Beginning at the Company’s adoption of ASC 606 on February 1, 2019, incremental and recoverable costs for the sale of cloud enabled software and extended maintenance service plans are capitalized as deferred contract acquisition costs within prepaid expenses and other current assets and other assets on the consolidated balance sheets and amortized on a straight-line basis over the anticipated benefit period of five years. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. This amortization is recorded within sales and marketing expense in the Company’s consolidated statements of operations. The sales commissions paid related to the sale of networked charging systems are expensed as incurred.

The Company elected the practical expedient that permits the Company to apply ASC Subtopic 340-40, “Other Assets and Deferred Costs- Contracts with Customers,” (“ASC 340”) to a portfolio containing multiple contracts, as they are similar in their characteristics, and the financial statement effects of applying ASC Subtopic 340-40 to that portfolio would not differ materially from applying it to the individual contracts within that portfolio.

Changes in the deferred contract acquisition costs during the years ended January 31, 2021 and 2020 were as follows:

(in thousands)
Balance upon adoption of ASC 340 on February 1, 2019	$2,189
Capitalization of deferred contract acquisition costs	2,318
Amortization of deferred contract acquisition costs	(675)

Balance as of January 31, 2020	$3,832

Capitalization of deferred contract acquisition costs	2,908
Amortization of deferred contract acquisition costs	(1,206)

Balance as of January 31, 2021	$5,534

Deferred acquisition costs capitalized on the consolidated balance sheets were as follows:

	January 31
	2021	2020
	(in thousands)
Deferred contract acquisition costs, current	$1,550	$1,013
Deferred contract acquisition costs, noncurrent	3,984	2,819

Total deferred contract acquisition costs	$5,534	$3,832

Research and Development

Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated overhead. Research and development costs are expensed as incurred.

Stock-based Compensation

The Company measures and recognizes compensation expense for all stock-based awards, including stock options and restricted common stock, granted to employees and directors based on the estimated fair value of the awards on the date of grant. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company amortizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended January 31, 2021, 2020, and 2019 were not material.

Warranty

The Company provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to networked charging systems cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the years ended January 31, 2021, 2020, and 2019 was $3.4 million, $2.8 million, and $2.0 million, respectively.

In addition, the Company offers paid-for subscriptions to extended maintenance service plans under Assure. Assure provides both the labor and parts to maintain the products over the subscription terms of typically one to five years. The costs related to the Assure program are expensed as incurred and charged to subscriptions cost of revenue.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally the local currency. The translation of foreign currencies into U.S. dollars is performed for monetary assets and liabilities at the end of each reporting period based on the then current exchange rates. Non-monetary items are translated using historical exchange rates. For revenue and expense accounts, an average foreign currency rate during the period is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in other income (expense), net for the period.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.

Net Loss per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. The Company also considers any shares issued on the early exercise of stock options subject to repurchase to be participating securities because holders of such shares have nonforfeitable dividend rights in the event a dividend is paid on common stock. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock, as well as the holders of early exercised shares subject to repurchase, do not have a contractual obligation to share in the losses of the Company. As such, the Company’s net losses for the years ended January 31, 2021, 2020, and 2019 were not allocated to these participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to common stockholders adjusts basic net loss per share for the effect of dilutive securities, including stock options. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recently Adopted Accounting Standards

In June 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements,” which expands the disclosure requirements for Level 3 fair value measurements and expands disclosures for measurement uncertainty. This guidance became effective for annual reporting periods beginning after December 15, 2019. The Company adopted the guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued 2018-15, “Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred In a Cloud Computing Arrangement That Is a Service Contract,” which reduces complexity of the accounting for costs of implementing a cloud computing service arrangement. The guidance is effective for annual reporting periods beginning after December 15, 2020. The Company early adopted this guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance is effective for the Company beginning on March 12, 2020 and it will apply the amendments prospectively through December 31, 2022. The Company adopted this guidance during fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In May 2014, the FASB issued ASC 606 with several subsequent amendments. ASC 606 amends the existing accounting standards for revenue recognition. The new guidance provides a new model to determine when and over what period revenue is recognized. Revenue is recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company early adopted the new revenue standard as of February 1, 2019 using the modified retrospective approach. The impact of the adoption was not material to the Company’s consolidated financial statements and disclosures. Comparative information prior to the date of adoption has not been restated and continues to be reported under the accounting standards in effect for those periods.

With the adoption of ASC 606 the Company also early adopted ASC 340 which requires the deferral of incremental costs of obtaining a customer contract which, under the old guidance, were expensed as incurred. The guidance requires the deferral of incremental contract acquisition costs and subsequent amortization over the expected period of benefit. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. The amortization of these costs is charged to sales and marketing expenses in the consolidated statements of operations. The cumulative impact of ASC 340 adoption on February 1, 2019 resulted in an increase of $2.2 million in total assets related to costs to obtain customer contracts that were previously expensed as incurred but would have been capitalized under ASC 340. Upon adoption, the Company recorded the cumulative impact of adoption as an adjustment to the Company’s accumulated deficit on February 1, 2019. Prior periods were not retroactively adjusted.

The adoption of ASC 340 resulted in a net decrease in sales and marketing expenses due to the capitalization and related amortization of deferred contract acquisition costs that would have been expensed as incurred prior to adoption. During the year ended January 31, 2020, the adoption of ASC 340 resulted in offsetting changes within operating assets and liabilities and had no net impact on the consolidated statements of cash flows.

In February 2016, the FASB issued ASC 842. The guidance is effective for annual reporting periods for non-public business entities beginning after December 15, 2021 and early adoption is permitted. The new standard requires lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding ROU assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either (a) retrospectively to each prior comparative reporting period presented, or (b) retrospectively at the beginning of the period of adoption.

The Company has early adopted ASC 842 as of February 1, 2019 on a modified retrospective basis. Prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under previous lease guidance, ASC 840, Leases. Upon adopting ASC 842 at the beginning of the fiscal year ended January 31, 2020, as a lessee, the Company recognized operating lease right-of-use assets of $11.3 million and operating lease liabilities of $12.5 million and corresponding reductions of $1.6 million to deferred rent and $0.4 million to prepaid rent. The adoption of the standard did not result in any adjustments to accumulated deficit. See Note 6, Leases, for more information.

For lessor accounting, the impact was not material to the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The new standard simplifies the measurement of goodwill by eliminating step two of the two-step impairment test. Step two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual reporting periods beginning after December 15, 2021. The Company early adopted this guidance at the beginning of fiscal year 2020. The impact of the adoption had no impact on the Company’s consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” The new guidance reduces the complexity associated with an issuer’s accounting for certain financial instruments with characteristics of liability and equity. Specifically, the FASB determined that a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. This guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance at the beginning of fiscal year 2020. The adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement- Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The new guidance permits, but does not require, companies to reclassify the stranded tax effects of the Tax Cuts and Jobs Act (the “Act”) on items within accumulated other comprehensive income to retained earnings. This guidance became effective for annual reporting periods beginning after December 15, 2018. The Company did not elect to reclassify the stranded tax effects of the Act on items within accumulated other comprehensive income to retained earnings.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting.” The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and to account for awards to non-employees using the grant date fair value without subsequent periodic measurement. The guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance in fiscal year 2020 using a modified retrospective transition method. Adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company’s annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606”, which clarifies when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporates unit-of-account guidance consistent with ASC 606 to aid in this determination. The guidance is effective for the Company’s annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for the Company’s annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40),” which modifies and simplifies accounting for convertible instruments. The new guidance eliminates certain separation models that require separating embedded conversion features from convertible instruments. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation. The guidance will be effective for annual reporting periods beginning after December 15, 2023. Early adoption is permitted, but no earlier than for fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 — Receivables-Nonrefundable Fees and Other Costs,” which clarifies the accounting for the amortization period for certain purchased callable debt securities held at a premium by giving consideration to securities which have multiple call dates. The guidance will be effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted for annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

3. Fair Value Measurements

The Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows:

		Gross Unrealized			Reported as:
January 31, 2021	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
				(in thousands)
Cash	$35,788	$—	$—	$35,788	$35,788	$—
Level 1
Money market funds	109,703	—	—	109,703	109,703	—

Total assets measured at fair value on a recurring basis	$145,491	$—	$—	$145,491	$145,491	$—

	Amortized Cost	Gross Unrealized			Reported as:
January 31, 2020		Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
				(in thousands)
Cash	$33,266	$—	$—	$33,266	$33,266	$—
Level 1
Money market funds	39,487	—	—	39,487	39,487	—
Level 2
U.S. treasury bills	47,014	23	—	47,037	—	47,037

Total assets measured at fair value on a recurring basis	$119,767	$23	$—	$119,790	$72,753	$47,037

The money market funds were classified as cash and cash equivalents on the consolidated balance sheets and were within Level 1 of the fair value hierarchy. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of January 31, 2021 and 2020. Realized gains and losses, net of tax, were not material for any of the periods presented.

All of the Company’s U.S. treasury bills were classified as short-term investments on the consolidated balance sheets and were within Level 2 of the fair value hierarchy because they were valued using inputs other than quoted prices in active markets that were observable either directly or indirectly that may include benchmark yields, reported trades, broker/dealer quotes, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. Realized gains and losses, net of tax, were not material for any of the periods presented.

As of January 31, 2021 and 2020, the Company had no investments with a contractual maturity of greater than one year.

The Company’s only Level 3 financial instruments were its redeemable convertible preferred stock warrants. See Note 11 for information on the valuation of the redeemable convertible preferred stock warrant liability.

4. Acquisitions

In fiscal year 2019, the Company acquired an electric fleet and energy management business for a total purchase consideration of $1.5 million in cash. The Company recognized intangible assets related to customer relationships of $0.3 million and goodwill of $1.2 million. The goodwill amount represented synergies related to the Company’s existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes. Acquisition costs were not material and were charged to general and administrative expenses in the consolidated statements of operations as incurred. The intangible assets were recorded at fair value and were fully amortized as of January 31, 2020.

Unaudited pro forma results of operations for fiscal years 2019 was not provided because the historical operating results of the acquired business was not material and pro forma results would not be materially different from reported results for the periods presented.

In addition to the purchase consideration, the Company provided an additional $1.0 million of cash compensation awards and 797,280 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. Total grant date fair value for the restricted common stock was $0.6 million. The Company recognizes expenses related to the cash compensation awards and restricted common stock on a straight-line basis over the requisite service period of two years. See Note 10 for further information on the restricted common stock.

5. Balance Sheet Components

Inventories

Inventories consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Raw materials	$13,029	$11,335
Work-in-progress	68	—
Finished goods	20,495	14,084

Total Inventories	$33,592	$25,419

Property and equipment, net

Property and equipment, net consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Furniture and fixtures	$1,594	$1,347
Computers and software	5,384	4,350
Machinery and equipment	10,605	7,614
Tooling	7,705	6,299
Leasehold improvements	9,398	8,869
Owned and operated systems	17,703	8,422
Construction in progress	2,462	5,796

	54,851	42,697

Less: Accumulated depreciation	(24,863)	(14,756)

Total Property and Equipment, Net	$29,988	$27,941

Depreciation expense for the years ended January 31, 2021, 2020, and 2019 was $10.1 million, $7.1 million, and $3.9 million, respectively.

Amortization expense for intangible assets for the years ended January 31, 2020 and 2019 was $0.6 million and $0.2 million, respectively. There was no amortization expense for the year ended January 31, 2021.

Accrued and other current liabilities

Accrued and other current liabilities consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Accrued expenses	$18,404	$11,335
Refundable customer deposits	6,482	5,241
Payroll and related expenses	7,547	6,727
Taxes payable	5,213	5,348
Operating lease liabilities, current	2,393	3,979
Warranty accruals	3,000	2,000
Other liabilities	4,123	3,029

Total Accrued and Other Current Liabilities	$47,162	$37,659

6. Leases

The Company leases its office facilities under non-cancellable operating leases with various lease terms. The Company also leases certain office equipment under operating lease agreements. As of January 31, 2021, non-cancellable leases expire on various dates between fiscal years 2022 and 2030.

Generally, the Company’s non-cancellable leases include renewal options to extend the lease term from one to five years. The Company has not included any renewal options in its lease terms as these options are not reasonably certain of being exercised. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of January 31, 2021 and 2020, lease balances were as follows:

	January 31,
	2021	2020
	(in thousands)
Operating leases
Operating lease right-of-use assets	$21,817	$10,269

Operating lease liabilities, current	2,286	3,979
Operating lease liabilities, noncurrent	22,459	8,230

Total operating lease liabilities	$24,745	$12,209

The Company recognizes operating lease costs on a straight-line basis over the lease period. Lease expense for the years ended January 31, 2021, 2020, and 2019 was $5.1 million, $4.5 million, and $3.1 million, respectively. Operating lease costs for short-term leases and variable lease costs were not material during the years ended January 31, 2021 and January 31, 2020.

Maturities of the operating lease liabilities as of January 31, 2021 were as follows:

(in thousands)
Years Ending January 31,
2022	$4,719
2023	5,123
2024	4,334
2025	4,152
2026	3,833
Thereafter	13,855

Total undiscounted operating lease payments	$36,016

Less: imputed interest	(11,271)

Total operating lease liabilities	$24,745

Maturities of the operating lease liabilities as of January 31, 2020 were as follows:

(in thousands)
Years Ending January 31,
2021	$4,849
2022	4,809
2023	2,671
2024	268
2025	292
Thereafter	1,341

Total undiscounted operating lease payments	$14,230
Less: imputed interest	(2,021)

Total operating lease liabilities	$12,209

Other supplemental information as of January 31, 2021 and 2020 was as follows:

	January 31,
	2021	2020
Lease Term and Discount Rate
Weighted-average remaining operating lease term (years)	7.5	3.7
Weighted-average operating lease discount rate	7.9%	8.7%

Other supplemental cash flow information for the years ended January 31, 2021 and January 31, 2020 was as follows:

	Year ended January 31,
	2021	2020
	(in thousands)
Supplemental Cash Flow Information
Cash paid for amounts in the measurement of operating lease liabilities	$4,226	$4,527

As of January 31, 2021, the Company has additional operating leases of approximately $1.0 million that have not yet commenced and as such, have not yet been recognized on the Company’s Consolidated Balance Sheet. These operating leases are expected to commence on February 1, 2021 with lease terms of up to 4.5 years.

7. Debt

In December 2014, the Company entered into a $20.0 million term loan agreement to finance working capital requirements and repay certain indebtedness of the Company’s original credit facility (the “2014 Loan”). The 2014 Loan was to be repaid in forty-eight monthly installments commencing on September 1, 2016; the first fifteen payments were interest only, followed by thirty-three equal monthly payments of principal and interest. Interest was calculated at 8.75% plus LIBOR, provided that the interest rate could not be less than 9.75%. The borrowings were secured by substantially all of the Company’s assets.

In July 2018, the Company entered into a term loan facility with certain lenders (the “2018 Loan”) with a borrowing capacity of $45.0 million to finance working capital and repay all outstanding amounts owed under the 2014 Loan, of which $10.0 million expired unused in June 2019. The Company borrowed $35.0 million, with issuance costs of $1.1 million and net proceeds of $33.9 million. The 2018 Loan is secured by substantially all of the Company’s assets, contains customary affirmative and negative covenants, and requires the Company to maintain minimum cash balances and attain certain customer billing targets. The 2018 Loan has a five-year maturity and interest is calculated at LIBOR plus 6.55%. The 2018 Loan agreement was amended on March 20, 2019 to extend the interest only monthly payments through June 30, 2021 to be followed by equal monthly payments of principal and interest. The Company believes that the fair value of the term loan approximates the recorded amount as of January 31, 2021, as the interest rates on the long-term debt are variable and the rates are based on market interest rates after consideration of default and credit risk (using Level 2 inputs). As of January 31, 2021 and 2020 the Company was in compliance with all financial and non-financial debt covenants.

Transaction costs upon entering into the 2018 Loan were recorded as debt discount and are amortized over the term of the 2018 Loan.

Total interest expense incurred during the years ended January 31, 2021, 2020, and 2019 was $3.3 million, $3.5 million, and $3.7 million, respectively. There was no accrued interest as of January 31, 2021 and 2020.

Total future principal payments under all borrowings as of January 31, 2021 were as follows:

(in thousands)
Years Ending January 31,
2022	11,667
2023	17,500
2024	5,833

Total payments	$35,000

In March 2021, the Company repaid the entire loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million.

8. Commitments and Contingencies

Purchase Commitments

Open purchase commitments are for the purchase of goods and services related to, but not limited to, manufacturing, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the consolidated balance sheets as of January 31, 2021 and 2020 as the Company had not yet received the related goods or services. The Company had open purchase commitments for goods and services of $64.1 million as of January 31, 2021. All of them are expected to be received by January 31, 2024.

Legal Proceedings

The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred.

The Company believes it has recorded adequate provisions for any such lawsuits, claims, and proceedings as of January 31, 2021. Based on its experience, the Company believes that damage amounts claimed in these matters are not meaningful indicators of potential liability. Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters described herein cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

Guarantees and Indemnifications

The Company has service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such commitments.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. Additionally, the Company may be required to indemnify for claims caused by its negligence or willful misconduct. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Letters of Credit

The Company had $0.4 million of secured letters of credit outstanding as of January 31, 2021 and 2020. These primarily relate to support of customer agreements and are fully collateralized by cash deposits which the Company recorded in restricted cash on its consolidated balance sheets based on the term of the remaining restriction.

9. Redeemable Convertible Preferred Stock

In fiscal year 2021, the Company issued 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants for total cash proceeds of $127.0 million, net of issuance costs of $0.2 million. On issuance, the Company’s redeemable convertible preferred stock and common stock warrants were recorded at fair value of the amount of allocated proceeds, net of issuance costs. The Company performed a valuation of the Series H-1 redeemable convertible preferred stock as well as the common stock warrants. The common stock warrants were valued using a Black-Scholes Option pricing model. Based upon that valuation, the Company allocated the net proceeds between the Series H-1 redeemable convertible preferred stock and common stock warrants of $95.5 million and $31.5 million, respectively, based on their relative fair values. In addition, the Company evaluated the conversion feature of the Series H-1 redeemable convertible preferred stock to assess whether it met the definition of a beneficial conversion feature (“BCF”). As the fair value of a share of common stock exceeded the effective conversion price at the issuance date, the Series H-1 redeemable convertible preferred stock contained a BCF. The intrinsic value of $60.4 million was recorded as a discount to the Series H-1 redeemable convertible preferred stock and a credit to additional paid-in capital. As a result of the shares being readily convertible into shares of the Company’s common stock at the option of the holders, the full value of the BCF was immediately recorded as a deemed dividend through additional paid-in capital to reflect the accretion of the discount resulting from the at-issuance BCF embedded within the redeemable convertible preferred stock.

In fiscal year 2020, the Company issued 2.6 million shares of Series H redeemable convertible preferred stock and 0.9 million common stock warrants for total cash proceeds of $14.9 million, net of $0.1 million of issuance costs. Of the total cash proceeds, $14.8 million, net of $0.1 million of issuance costs, was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

In fiscal year 2019, the Company issued 39.5 million shares of Series H redeemable convertible preferred stock and 13.2 million common stock warrants for total cash proceeds of $216.6 million, net of $8.4 million of issuance costs. Of the total cash proceeds, $215.2 million, net of $8.4 million of issuance costs was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

Redeemable convertible preferred stock as of January 31, 2021, 2020, and 2019, respectively, consisted of the following:

	January 31, 2021
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,027	29,027	$3,746	$3,697
Series B	132,831	130,146	13,993	13,947
Series C	45,222	45,222	13,068	13,039
Series D	45,744,194	44,307,263	54,946	49,469
Series E	22,578,525	21,772,150	54,000	26,795
Series F	23,611,372	23,611,372	59,000	58,624
Series G	28,533,636	28,533,636	125,000	124,745
Series H	42,154,388	42,154,388	240,000	229,925
Series H-1	22,351,053	22,351,053	129,795	95,456

	185,180,248	182,934,257	$693,548	$615,697

	January 31, 2020
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding

Series A	29,027	29,027	$3,746	$3,697
Series B	132,831	130,146	13,993	13,947
Series C	45,222	45,222	13,068	13,039
Series D	45,744,194	44,307,262	54,946	49,469
Series E	22,578,525	21,772,150	54,000	26,795
Series F	23,611,372	23,611,372	59,000	58,624
Series G	28,533,636	28,533,636	125,000	124,745
Series H	42,154,388	42,154,388	240,000	229,925

	162,829,195	160,583,203	$563,753	$520,241

	January 31, 2019
	Shares		Liquidation	Carrying
	Authorized	Outstanding	Preference	Value
Series A	29,027	29,027	$3,746	$3,697
Series B	132,831	130,146	13,993	13,947
Series C	45,222	45,222	13,068	13,039
Series D	45,744,194	44,307,263	54,946	49,469
Series E	22,578,525	21,772,150	54,000	26,795
Series F	23,611,372	23,611,372	59,000	58,624
Series G	28,533,636	28,533,636	125,000	124,745
Series H	42,154,388	39,519,737	225,000	215,169

	162,829,195	157,948,553	$548,753	$505,485

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions — The holders of the outstanding shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s Board of Directors, a noncumulative dividend at the annual rate per share of $10.3251, $8.5792, $23.1286, $0.0992, $0.0992, $0.1999, $0.3505, $0.4554 respectively, per annum, adjustable for certain events, such as stock splits and combinations. The holders of the outstanding shares of Series H-1 redeemable convertible preferred stock are entitled to receive a cumulative dividend accrued at the annual rate of $0.4554 per share, accruing on a daily basis through the second anniversary of the issuance of the Series H-1 redeemable convertible preferred stock. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends as of January 31, 2021. As of January 31, 2021, total unpaid accumulated dividends due to the Series H-1 redeemable convertible preferred stockholders were $16.8 million.

Liquidation preference — In the event of any liquidation, dissolution, winding up or change of control of the Company, whether voluntary or involuntary, the holders of Series H-1 redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.6934 per share for each share of Series H-1 redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H-1 redeemable convertible preferred stock, the holders of Series H redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.6934 per share for each share of Series H redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H redeemable convertible preferred stock, holders of Series G redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $4.3808 per share for each share of Series G redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series G redeemable convertible preferred stock, holders of Series F redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4988 per share for each share of Series F redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series F redeemable convertible preferred stock, holders of Series E redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4802 per share for each share of Series E redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series E redeemable convertible preferred stock, holders of Series D redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $1.2401 per share for each share of Series D redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series D redeemable convertible preferred stock, the holders of the Series C and Series B redeemable convertible preferred stock are entitled to receive the amount of $288.9825 and $107.5156 per share, respectively, for each share of Series C and Series B redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series C and Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock are entitled to receive the amount of $129.0387 per share, respectively, for each share of Series A redeemable convertible preferred stock share then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series A redeemable convertible preferred stock, the entire remaining assets and surplus funds of the Company legally available for distribution, if any, shall be distributed pro rata among the holders of the then outstanding common stock and redeemable convertible preferred stock on an as-converted basis, rounded down to the next whole number of shares on a pari passu basis according to the number of shares of common stock held by such holders, until such time as each holder of then outstanding Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock have received an aggregate amount equal to 2, 4, 4, 4, 2.5, 4, 2, 2, and 2 times the preference amount, respectively, of each share of redeemable convertible preferred stock held by each holder. After these distributions have been paid to all holders of redeemable convertible preferred stock, then the holders of then outstanding common stock will be entitled to receive all remaining assets of the Company legally available for distribution pro rata according to the number of outstanding shares of common stock then held by each holder. The redeemable convertible preferred stock will be deemed to have been automatically converted into common stock if the redemption amount per share on an as-converted basis would be greater than such holder would otherwise be entitled to.

Conversion rights — Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing, $91.7319, $81.5974, $139.6147, $1.2401, $1.2401, $2.4988, $4.3808, $5.6934, and $5.6934, respectively, by the conversion price $1.9011, $1.9011, $1.9011, $1.2401, $1.2401, $2.4988, $4.3808, $5.6934, and $5.6934, respectively, in effect on the date the certificate is surrendered for conversion.

The holders of each series of redeemable convertible preferred stock shall benefit from certain anti-dilution adjustments in the event the Company issues shares at a per share price lower than the respective issuance price of each series of redeemable convertible preferred stock.

The redeemable convertible preferred stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment of an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, that has a public offering price of not less than $11.3867 per share, adjusted for any stock dividends, combinations, splits, or recapitalizations, and which results in aggregate gross proceeds to the Company of not less than $100.0 million, net of underwriting discounts, commissions, and expenses.

Redemption and Balance Sheet Classification — While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, Series D, Series, F, and Series H redeemable convertible preferred stock have the right to appoint one, two, three, two, and two directors to the Company’s board of directors, respectively.

10. Common Stock

As of January 31, 2021 and 2020, the Company was authorized to issue 299,771,284 and 240,180,600 shares of common stock, respectively, with a par value of $0.0001 per share. There were 22,961,032 and 11,918,418 shares issued and outstanding as of January 31, 2021 and 2020, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Restricted Common Stock

In connection with a business combination in fiscal year 2019 as referenced in Note 4, the Company granted 797,280 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. During the years ended January 31, 2021, 2020 and 2019, 166,100, 398,640 and 232,540 shares of restricted common stock vested, respectively. As of January 31, 2021, no shares of restricted common stock remained unvested.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance on an as-if converted basis, were as follows:

	January 31,
	2021	2020
Conversion of redeemable convertible preferred stock	193,037,715	170,686,661
Stock options issued and outstanding	30,167,178	34,883,465
Redeemable convertible preferred stock warrants outstanding	2,358,546	2,358,546
Common stock warrants outstanding	36,402,515	14,051,462
Shares available for grant under 2017 Stock Option Plan	4,528,391	5,844,909

Total shares of common stock reserved	266,494,345	227,825,043

11. Stock Warrants

In connection with its issuance of Series H-1 redeemable convertible preferred stock in the fiscal year 2021, the Company issued 22.4 million common stock warrants which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

In connection with its issuance of Series H redeemable convertible preferred stock in fiscal years 2020 and 2019, the Company issued 0.9 million and 13.2 million common stock warrants, respectively, which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

Warrants issued and outstanding as of January 31, 2021 and 2020 consisted of the following:

Common Stock Warrants

	January 31, 2021
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Common Stock	22,351,053	$6.02	7/31/2030 – 8/6/2030
Common Stock	14,051,462	$9.03	11/16/2028 – 2/14/2029

Total outstanding common stock warrants	36,402,515

	January 31, 2020
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Common Stock	14,051,462	$9.03	11/16/2028 – 2/14/2029

Total outstanding common stock warrants	14,051,462

Redeemable Convertible Preferred Stock Warrants

	January 31, 2021 and 2020
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Series B Preferred Stock	2,685	$107.52	4/30/2021
Series D Preferred Stock	1,436,932	$1.24	4/20/2022 – 1/24/2024
Series E Preferred Stock	806,375	$1.24	12/24/2024 – 7/15/2025

Total outstanding redeemable convertible preferred stock warrants	2,245,992

The liability associated with these warrants was subject to remeasurement at each balance sheet date using the Level 3 fair value inputs and was as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Fair value at beginning of period	$2,718	$1,843	$1,455
Change in fair value	73,125	875	388

Fair value at end of period	$75,843	$2,718	$1,843

The Level 3 fair value inputs used in the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

	January 31,
	2021	2020	2019
Expected volatility	80.5%	58.4%	65.0%
Risk-free interest rate	0.1%	1.6%	2.8%
Dividend rate	0.0%	0.0%	0.0%
Expected term (years)	1.4	2.0	2.0

Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In July 2020, the Company began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for the Company, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of January 31, 2021.

12.	Stock Option Plan and Stock-based Compensation

In 2007, the Company adopted its 2007 Stock Option Plan (the “2007 Plan”) which provides for the granting of stock options to employees, directors, and consultants of the Company. In 2017, the Company adopted its 2017 Stock Option Plan (the “2017 Plan”). Stock options granted under both the 2007 and 2017 Plans may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). As of January 31, 2021, 4.5 million shares of common stock remained available for issuance under the 2017 Plan. Stock-based awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2017 Plan.

The 2007 Plan and 2017 Plan allow for the early exercise of stock options for certain individuals as determined by the Company’s board of directors. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase any unvested shares. Early exercises of stock options are not deemed to be outstanding shares for accounting purposes until those shares vest according to their respective vesting schedules. Accordingly, the consideration received for early exercises of stock options are initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. As of January 31, 2021 and 2020, liabilities for unvested shares related to early exercises of stock options were not material. The related number of unvested shares subject to repurchase was also not material for any period presented.

Stock options under the 2017 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s board of directors. Stock options granted generally vest over four years and at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.

Activity under the Company’s stock option plans is set forth below:

	Number of Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 31, 2018	28,955,341	$0.59	7.7	$8,905,754

Granted	8,811,605	$0.57
Exercised	(3,853,935)	$0.35		$(1,364,006)
Cancelled	(2,250,990)	$0.75

Outstanding as of January 31, 2019	31,662,021	$0.6	7.4	$7,456,493
Granted	10,780,372	$0.75
Exercised	(4,830,469)	$0.47		$(3,464,262)
Cancelled	(2,728,460)	$0.83

Outstanding as of January 31, 2020	34,883,464	$0.65	7.3	$19,314,017
Granted	8,912,180	$0.75
Exercised	(11,042,592)	$0.55		$(110,643,446)
Cancelled	(2,585,875)	$0.84

Outstanding as of January 31, 2021	30,167,177	$0.7	7.3	$1,064,538,557

Options vested and expected to vest as of January 31, 2021	27,483,800	$0.69	7.2	$969,997,293

Exercisable as of January 31, 2021	16,591,050	$0.68	6.4	$586,047,442

Activity for exercised awards includes early exercises of stock options such that these awards are not considered outstanding stock options upon exercise.

The activity above also includes a grant of a total of 1.5 million stock option awards subject to both service and performance-based vesting conditions to the Chief Executive Officer under the 2017 Plan (“CEO awards”). These stock options have a weighted-average exercise price of $0.75 per share. Upon initial grant in June 2020, these stock option awards had a grant date fair value of $1.1 million and were to vest on the fourth anniversary from the date of grant provided that positive operating income was achieved at the end of fiscal year 2024.

In September 2020, the CEO awards were modified to vest in a single installment on January 31, 2024 contingent upon the closing of the Merger and the Chief Executive Officer’s continuous employment by the Company through January 31, 2024. No stock-based compensation expense has been recorded as the CEO awards were improbable of vesting before and after the modification in September 2020, because the performance-based vesting condition is contingent upon the closing of the Merger which is not deemed probable until consummated.

In December 2020, the CEO awards were modified again to accelerate vesting of 12.5% of stock options at any time through January 31, 2024 contingent upon certain additional service-based trigger events. For the year ended January 31, 2021, no stock-based compensation expense has been recorded as the CEO awards remained to be improbable of vesting before and after the modification in December 2020. As of January 31, 2021, the total compensation cost related to these unvested CEO awards not yet recognized was $44.3 million after the impact of the modifications.

Total stock-based compensation expense for stock awards recognized during the years ended January 31, 2021, 2020, and 2019 was $4.9 million, $2.9 million, and $1.7 million, respectively. As of January 31, 2021, total unrecognized compensation cost related to stock awards was $9.8 million and is expected to be recognized over a weighted-average period of 2.5 years.

The weighted-average grant date fair value of options granted in the years ended January 31, 2021, 2020, and 2019 was $0.94, $0.31, and $0.24 per share, respectively. The total grant date fair value of options vested during the years ended January 31, 2021, 2020, and 2019 was $5.4 million, $2.5 million, and $1.8 million, respectively.

Stock-based Compensation Associated with Awards

The Company records stock-based compensation expense for stock options based on the estimated fair value of the options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The weighted-average assumptions in the Black-Scholes option-pricing models used to determine the fair value of stock options granted during the years ended January 31, 2021, 2020, and 2019 were as follows:

	Year Ended January 31,
	2021	2020	2019
Expected volatility	49.1% – 51.6%	40.3% – 40.9%	40.9% – 41.6%
Risk-free interest rate	0.3% – 1.6%	1.4% – 2.4%	2.7% – 2.9%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.0 – 5.9	6.1 – 6.4

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The following sets forth the total stock-based compensation expense for the Company’s stock options and restricted common stock included in the Company’s consolidated statements of operations:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$115	$39	$28
Research and development	1,807	871	419
Sales and marketing	1,501	1,164	541
General and administrative	1,524	863	718

Total stock-based compensation expense	$4,947	$2,937	$1,706

13.	Income Taxes

The components of net loss before income taxes were as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Domestic	$(197,908)	$(134,578)	$(108,663)
Foreign	1,082	475	695

Net loss before income taxes	$(196,826)	$(134,103)	$(107,968)

The components of the provision for (benefit from) income taxes were as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Current
Federal	$—	$—	$—
State	47	35	—
Foreign	151	189	119

Total current	$198	$224	$119

Deferred
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred	—	—	—

Total provision for income taxes	$198	$224	$119

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate was as follows:

	Year Ended January 31,
	2021	2020	2019
Tax at federal statutory rate	21.0%	21.0%	21.0%
Permanent differences	(0.6)%	(1.5)%	(0.8)%
Warrant Mark to Market	(7.8)%	(0.1)%	(0.1)%
Stock-based compensation	(0.2)%	(0.2)%	(0.2)%
Change in valuation allowance	(13.6)%	(21.1)%	(21.9)%
Research and development tax credits	1.1%	1.8%	1.9%

Effective tax rate	(0.1)%	(0.1)%	(0.1)%

The significant components of the Company’s deferred tax assets and liabilities as of January 31, 2021 and 2020 were as follows:

	Year Ended January 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Net operating losses	$114,154	$105,663
Research & development credits	12,054	14,320
Deferred revenue	15,270	6,968
Accruals and reserves	$8,102	$6,692
Stock-based compensation	980	653
Operating lease liabilities	6,999	3,370

Total deferred tax assets	157,559	137,666

Less: valuation allowance	(150,991)	(134,337)
Deferred tax liabilities:
Depreciation and amortization	(375)	(489)
Operating lease right-of-use assets	(6,186)	(2,834)

Total deferred tax liabilities	(6,561)	(3,323)

Net deferred tax assets	$7	$6

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the Company’s historical operating losses, the Company believes that it is more likely than not that all of the deferred tax will not be realized; accordingly, the Company has recorded a full valuation allowance on its net domestic deferred tax assets as of January 31, 2021 and 2020. The valuation allowance increased by $16.7 million, $36.2 million, and $29.8 million during the years ended January 31, 2021, 2020, and 2019, respectively. The increases were primarily driven by losses and tax credits generated in the United States. As of January 31, 2021, the Company believes it is not more likely than not that the US deferred tax assets will be fully realizable and continues to maintain a full valuation allowance against its net US deferred tax assets.

As of January 31, 2021, the Company had federal and California state net operating loss (“NOL”) carryforwards of $434.7 million and $229.7 million, respectively, of which $281.9 million of the federal NOL carryforwards can be carried forward indefinitely. The federal and California state net operating loss carryforwards begin to expire in 2028 and 2029, respectively. In addition, the Company had NOLs for other states of $134.7 million, which expire beginning in the year 2022.

As of January 31, 2021, the Company had federal and California state research credit carryforwards of $5.1 million and $8.8 million, respectively. The federal credit carryforwards will begin to expire in 2039. The California research credit carryforwards can be carried forward indefinitely. The Company had alternative refueling property tax credits that are permanently limited by Section 382.

Under Internal Revenue Code Section 382, the Company’s ability to utilize NOL carryforwards or other tax attributes such as research tax credits, in any taxable year may be limited if the Company experiences, or has experienced, an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. The Company performed a Section 382 analysis through January 31, 2021. The Company has experienced ownership changes in the prior periods. As a result of the ownership changes, it was estimated that approximately $53.1 million of Federal NOLs, $40.3 million of California NOLs, and $9.7 million of federal tax credits are expected to expire for income tax purposes, and such amounts are excluded from the carryforwards balance as of January 31, 2021. The Company expects to complete the Section 382 analysis during the year ending January 31, 2022. Subsequent ownership changes may affect the limitation in future years.

The following table summarizes the activity related to unrecognized tax benefits as follows:

	Year Ended January 31,
	2021	2020	2019
		(in thousands)
Unrecognized tax benefits — beginning	$10,153	$6,884	$4,445
Gross decreases — prior period tax position	(3,620)	—	—
Gross increases — current period tax position	2,869	3,269	2,439

Unrecognized tax benefits — ending	$9,402	$10,153	$6,884

As of January 31, 2021, the Company had unrecognized tax benefits of $9.4 million, which would not impact the effective tax rate, if recognized, due to the valuation allowance. The Company does not expect its unrecognized tax benefits will significantly change over the next twelve months.

The Company is subject to income taxes in United States federal and various state, local, and foreign jurisdictions. The tax years from 2007 to 2020 remain open to examination due to the carryover of unused net operating losses or tax credits. As of January 31, 2021, the Company is not subject to income tax examinations by any tax authority.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax (AMT) credits immediately refundable; providing a 5-year carryback of net operating losses (NOLs) generated in tax years 2019, 2020, and 2021, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2022; temporarily liberalizing the interest deductibility rules under Section 163(j) of the CARES Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2020 and 2021 and giving taxpayers the election of using 2020 adjusted taxable income for purposes of computing 2021 interest deductibility. The CARES Act did not have a material impact on the Company’s tax provision for the year ended January 31, 2021.

The Consolidated Appropriations Act, 2021, which was enacted on December 27, 2020, has expanded, extended, and clarified selected CARES Act provisions, specifically on Paycheck Protection Program (PPP) loan and Employee Retention Tax Credit, 100% deductibility of business meals as well as other tax extenders. The Consolidated Appropriations Act did not have a material impact on the Company’s tax provision for the year ended January 31, 2021.

On June 29, 2020, California Assembly Bill 85 was signed into law. The legislation suspends the California net operating loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of certain California tax credits for 2020, 2021, and 2022. The legislation disallows the use of California net operating loss deductions if the taxpayer recognizes business income and its adjusted gross income is greater than $1 million. Additionally, any business credit will only offset a maximum of $5 million of California tax. Given the Company’s loss position in the current year, the new legislation did not impact the tax provision for the year ended January 31, 2021. The Company will continue to monitor possible California net operating loss and credit limitations in future periods.

The Company intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries in those operations. Therefore, the Company has not accrued any provision for taxes associated with the repatriation of undistributed earnings from its foreign subsidiaries as of January 31, 2021. The amount of unrecognized deferred tax liability on these undistributed earnings was not material as of January 31, 2021.

14. Related Party Transactions

Daimler AG and its affiliated entities (“Daimler”) is an investor in the Company and one of its employees is a member of the Company’s board of directors. The following revenue transactions took place between the Company and Daimler during the respective fiscal years:

	Year ended January 31,
	2021	2020	2019
		(in thousands)
Daimler	$3,457	$3,112	$1,082

Revenue from related parties	$3,457	$3,112	$1,082

Related party accounts receivable as of January 31, 2021 and 2020 from Daimler were $1.2 million and $0.9 million, respectively.

15. Geographic Information

Revenue by geographic area based on the shipping address of the customers was as follows:

	Year Ended January 31,
	2021	2020	2019
		(in thousands)
United States	$131,571	$130,184	$81,408
Rest of World	14,919	14,331	10,622

Total revenue	$146,490	$144,515	$92,030

Long-lived assets by geographic area were as follows:

	January 31,
	2021	2020
	(in thousands)
United States	$46,759	$36,836
Rest of World	5,046	1,374

Total long-lived assets	$51,805	$38,210

16. Basic and Diluted Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended January 31, 2021, 2020, and 2019:

(in thousands, except share and per share data)	Year Ended January 31,
	2021	2020	2019
Numerator:
Net loss attributable to common stockholders	$(274,200)	$(134,327)	$(108,087)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,116,763	8,893,787	4,342,517

Net loss per share attributable to common stockholders, basic and diluted	$(18.14)	$(15.10)	$(24.89)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year Ended January 31,
	2021	2020	2019
Redeemable convertible preferred stock (on an as-converted basis)	193,037,715	170,686,661	168,052,012
Options to purchase common stock	30,167,178	34,883,465	31,662,022
Unvested restricted common stock	—	166,100	564,740
Unvested early exercised common stock options	371,193	58,830	58,971
Redeemable convertible preferred stock warrants (on an as-converted basis)	2,358,546	2,358,546	2,358,546
Common stock warrants	36,402,515	14,051,462	13,173,245

Total potentially dilutive common share equivalents	262,337,147	222,205,064	215,869,536

17. Employee Benefit Plans

The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has not made any matching contributions to date.

18. Subsequent Events

On February 26, 2021 (the “Closing Date”), the Company consummated the Merger (the “Closing”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback merged with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Switchback. As a result of the proposed Merger, Switchback will be renamed to ChargePoint Holdings, Inc. (“New ChargePoint”).

Pursuant to the terms of the Merger Agreement, each stockholder of the Company shall receive 0.9966 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares (as defined below), for each share of the Company’s common stock, par value $0.0001 per share, owned by such the Company’s stockholder that was outstanding immediately prior to the Closing (other than any shares of the Company’s restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of New ChargePoint’s common stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225 million.

Pursuant to a letter agreement (the “Founders Stock Letter”) entered into in connection with the execution of the Merger, immediately prior to the Closing, the initial stockholders (i) surrendered to New ChargePoint, for no consideration and as a capital contribution to New ChargePoint, 984,706 Class B common stock, par value $0.0001 per share (“Founder Shares”), held by them (on a pro rata basis), whereupon such shares were immediately canceled, and (ii) subjected 900,000 Founder Shares (including New ChargePoint’s common stock issued in exchange therefor in the Merger) held by them to potential forfeiture in accordance with the terms of the Founders Stock Letter. Upon the Closing, all outstanding Founder Shares converted into Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, the NGP Switchback, LLC (the “Sponsor”) exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 Private Warrants at a price of $1.50 per warrant in satisfaction of $1.5 million principal amount of such loans.

In addition, pursuant to the terms of the Merger Agreement, (1) warrants to purchase shares of capital stock of the Company were converted into warrants to purchase an aggregate of 38,761,031 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of the Company were converted into options to purchase an aggregate of 30,135,695 shares of New ChargePoint’s common stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of the Company that were outstanding pursuant to the “early exercise” of New ChargePoint options were converted into an aggregate of 345,689 restricted shares of New ChargePoint.

During the time period between the Closing Date and the five-year anniversary of the Closing Date, eligible former equity holders of the Company may receive up to 27 million additional shares of New ChargePoint’s common stock (the “Earnout Shares”) in the aggregate in three equal tranches of 9,000,000 shares if the volume- weighted average closing sale price of our Common Stock is greater than or equal to $15.00, $20.00 and $30.00 for any 10 trading days within any 20 consecutive trading day period (each a “Trigger Event”). At close of the Merger on February 26, 2021, the Company recorded a liability (“Earnout Liability”) of $828.1 million, based on the estimated fair value of the 27 million Earnout Shares with a corresponding reduction of additional paid-in capital in the equity section of the Company’s consolidated balance sheet. On March 19, 2021, as a result of the first two Trigger Events having been met, two of the three tranches for a total of 18 million Earnout Shares were issued with the related Earnout Liability being remeasured and partially settled by issuing the Earnout Shares at a closing market price of $27.84 per share as of that date. The remaining Earnout Liability related to the 9 million Earnout Shares of the third tranche was remeasured and reclassified to equity because the contingency of issuing a variable number of shares under the three tranches of the Earnout Liability was resolved such that the remaining third tranche provides for the issuance of a fixed number of shares of 9,000,000 if the last Earnout Triggering Event is achieved. The combined impact from the remeasurement of the Earnout Liability resulted in a $84.4 million gain recognized as change of fair value in Earnout Liability in the consolidated statement of operations and an increase in additional paid-in capital of $743.7 million in the equity section of the Company’s consolidated balance sheet for the period ending April 30, 2021.

On March 15, 2021, the Company repaid the entire loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million of its term loan facility (“2018 Loan”).

Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited)

On June 4, 2021, the Company issued a notice of the redemption of all of its outstanding Public Warrants that remain outstanding on July 6, 2021 for a redemption price of $0.01 per warrant. The Private Placement Warrants that are still held by the initial holders thereof or their permitted transferees are not subject to the redemption.

On June 29, 2021 the third Earnout Triggering Event occurred and the third and final tranche of 9,000,000 Earnout Shares became issuable.